Exhibit 99.1

April 26, 2012

Unilife Corporation Announces Financial Results

For Fiscal Year 2012 Third Quarter

York, PA (April 26, 2012) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced financial results for the quarter ended March 31, 2012 (the third quarter of Fiscal Year 2012).

Recent Highlights:

•	Supplying pharmaceutical companies with shipments of the Unifill ready-to-fill (prefilled) syringe.

•

Further expansion of the Unilife AutoInfusor platform of wearable, disposable pumps for the self-administration of large-volume dose. Supplied devices to multiple pharmaceutical companies for evaluation and user studies during the March Quarter, with favorable results.

•

Successful development of Unilife’s first specialized device for targeted organ delivery, which is ready for supply to a global pharmaceutical customer for use in human clinical drug trials scheduled to occur later this year. Unilife recognized revenue of $566,000 during the March Quarter as part of the initial stage of this program.

•	Continuing positive developments with pharmaceutical customers for other proprietary devices including the EZMix dual chamber prefilled syringe and Rita Auto-Injector.

•	Sponsorship of Safe in Common’s Needlestick Safety Advocacy Tour.

•	Successful Analyst and Shareholder Day held in New York in March 2012.

•	Unilife CEO Alan Shortall completed open market purchases of the Company’s common stock totaling approximately $1.0 million from January to February of 2012.

Unilife CEO Alan Shortall commented, “Unilife remains fully on track to deliver upon several key business milestones this year. We look forward to driving future shareholder value by building partnerships with our expanding network of pharmaceutical customers, accelerating the commercialization of our diversified portfolio of advanced drug delivery systems, and expanding our production capabilities.

“Unilife continues to supply the Unifill prefilled syringe to current and new pharmaceutical customers. We look forward to the signing of commercial supply contracts for Unifill, which we anticipate throughout the second half of 2012.

“We have aggressively increased our investment in R&D, as well as existing production capacities in anticipation of several new development and supply agreements that we expect to secure starting in the second half of 2012. Our increase in R&D has already generated many positive developments.

“For example, I am pleased to advise that the first GMP-compliant batch of our specialized device for targeted organ delivery is now ready to be shipped to a global pharmaceutical company for use in human clinical drug trials scheduled to occur later this year. To date, we have recognized revenue of approximately $800,000 for this program and expect to recognize the balance of this $1.4M initial stage in the next quarter. We further expect to generate additional revenues as this program continues to move forward.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400     F + 717 384 3401     E info@unilife.com     W www.unilife.com

“In addition, our platform of wearable, disposable AutoInfusors for the subcutaneous self-administration of large volume doses is expanding rapidly in response to accelerating customer demands. Variants of our AutoInfusor technologies were supplied to several pharmaceutical companies during the March Quarter for market evaluations and user studies, with favorable outcomes, resulting in advancing our relationships to the next stages toward human clinical trials.

“We also continue to generate positive developments regarding other proprietary devices within our expanding proprietary portfolio, such as the EZMix dual chamber prefilled syringe and the Rita Auto-Injector. These investments in R&D reflect strong commercial interest from multiple pharmaceutical customers regarding the Unifill syringe and all other technology platforms within our rapidly expanding device portfolio.

“Given our confidence in our commercial pipeline to generate additional revenues from a number of sources, we are comfortable with the Company’s cash position and ability to support current fixed costs for at least the next year,” concluded Mr. Shortall.

Financial Results for Three Months Ended March 31, 2012

Revenues for the three months ended March 31, 2012 were $1.3 million compared to $0.7 million for the same period in 2011. During the three months ended March 31, 2012, the Company recognized revenue of $0.6 million related to the clinical development and supply of a novel device for targeted organ delivery.

The Company’s net loss for the three months ended March 31, 2012 was $14.9 million, or $0.21 per diluted share, compared to a net loss of $12.5 million, or $0.20 per diluted share, for the same period in 2011. The increase in the net loss was primarily attributable to an increase in research and development expenses related to the development of additional advanced drug delivery devices. These amounts were partially offset by a reduction of $1.4 million in selling, general and administrative expenses.

Adjusted net loss for the three months ended March 31, 2012 was $10.7 million, or $0.15 per diluted share, compared to $9.3 million, or $0.15 per diluted share, for the same period in 2011. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization and interest expense.

As of March 31, 2012, the Company’s cash position was $27.2 million.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Daylight Time on April 26, 2012, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of advanced drug delivery systems. Unilife collaborates with pharmaceutical and biotechnology companies seeking innovative, differentiated devices that can enable or enhance the delivery of injectable drugs and vaccines supplied in either a liquid stable or lyophilized form. The Unifill syringe, the world’s first and only prefilled syringe with fully integrated safety features, sits at the leading edge of this diversified portfolio. In addition to prefilled and hypodermic safety syringes with automatic, user-controlled needle retraction, Unilife has other proprietary technology platforms including drug reconstitution delivery systems, auto-injectors, auto-infusion pump systems and specialized devices for targeted organ delivery. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information on Unilife, please visit www.unilife.com

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization and interest expense.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	March 31, 2012	June 30, 2011
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$24,796	$17,910
Restricted cash	2,400	2,400
Accounts receivable	371	13
Inventories	618	626
Prepaid expenses and other current assets	876	381

Total current assets	29,061	21,330
Property, plant and equipment, net	53,336	54,020
Goodwill	13,009	13,265
Intangible assets, net	36	42
Other assets	1,293	821

Total assets	$96,735	$89,478

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,686	$2,405
Accrued expenses	1,927	2,696
Current portion of long-term debt	5,503	2,274
Deferred revenue	2,652	2,706

Total current liabilities	12,768	10,081
Long-term debt, less current portion	24,557	20,413
Deferred revenue	3,315	5,412

Total liabilities	40,640	35,906

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of March 31, 2012; none issued or outstanding as of March 31, 2012 and June 30, 2011	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of March 31, 2012; 74,210,190 and 63,924,403 shares issued, and 74,181,520 and 63,905,053 shares outstanding as of March 31, 2012 and June 30, 2011, respectively	742	639
Additional paid-in-capital	209,695	169,590
Accumulated deficit	(157,773)	(120,332)
Accumulated other comprehensive income	3,571	3,775
Treasury stock, at cost, 28,670 and 19,350 shares as of March 31, 2012 and June 30, 2011, respectively	(140)	(100)

Total stockholders’ equity	56,095	53,572

Total liabilities and stockholders’ equity	$96,735	$89,478

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues:
Industrialization and development fees	$566	$—	$2,255	$1,350
Licensing fees	675	642	1,993	1,849
Product sales and other	10	8	45	2,756

Total revenues	1,251	650	4,293	5,955
Cost of product sales	18	450	108	2,449

Gross profit	1,233	200	4,185	3,506
Operating expenses:
Research and development	6,668	2,723	16,228	6,941
Selling, general and administrative	7,677	9,117	20,572	24,386
Depreciation and amortization	1,193	827	3,343	2,492

Total operating expenses	15,538	12,667	40,143	33,819

Operating loss	(14,305)	(12,467)	(35,958)	(30,313)
Interest expense	626	177	1,548	241
Interest income	(46)	(128)	(102)	(332)
Other expense (income), net	1	17	37	(85)

Net loss	$(14,886)	$(12,533)	$(37,441)	$(30,137)

Loss per share:
Basic and diluted loss per share	$(0.21)	$(0.20)	$(0.57)	$(0.53)

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Net loss	$(14,886)	$(12,533)	$(37,441)	$(30,137)
Share-based compensation expense	2,403	2,216	5,788	6,602
Depreciation and amortization	1,193	827	3,343	2,492
Interest expense	626	177	1,548	241

Adjusted net loss	$(10,664)	$(9,313)	$(26,762)	$(20,802)

Adjusted net loss per share—diluted	$(0.15)	$(0.15)	$(0.40)	$(0.37)

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